Exhibit (10)X

Amended and Restated Target Corporation 2011 Long-Term Incentive Plan

NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Director”) identified in the Award Letter. This award (the “Award”) of Restricted Stock Units (“RSUs”), provided to you as a member of the Board, is being issued under the Amended and Restated Target Corporation 2011 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions.

1. Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2. Grant of RSUs. Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Director the number of RSUs set forth in the Award Letter.

3. Vesting Schedule. Beginning with the fiscal quarter in which the Grant Date occurs, 25% of the RSUs shall vest on the last day of each quarter of the fiscal year in which the Grant Date occurs (i.e., at the end of April, July, October and January) and any remaining RSUs shall become fully vested on the last day of the fiscal year in which the Grant Date occurs (the “Final Vesting Date”).

4. Circumstances that Accelerate the Vesting Date. All unvested RSUs subject to this Agreement shall become immediately vested if the Director ceases to be a member of the Board due to (a) death, (b) Disability, (c) reaching the mandatory retirement age for members of the Board, or (d) reaching the maximum term limit for members of the Board.

In the event a Change in Control occurs prior to the Final Vesting Date, the outstanding unvested RSUs shall immediately become fully vested.

5. Effect of Ceasing to be a Member of the Board. In the event that the Director ceases to be a member of the Board for any reason prior to the Final Vesting Date, except as specifically provided in this Agreement, the unvested portion of the Award shall be forfeited.

6. Dividend Equivalents. The Director shall have the right to receive additional RSUs with a value equal to the regular cash dividend paid on one Share for each RSU held pursuant to this Agreement prior to the conversion of RSUs and issuance of Shares pursuant to Section 7. The number of additional RSUs to be received as dividend equivalents for each RSU held shall be determined by dividing the cash dividend per share by the Fair Market Value of one Share on the dividend payment date; provided, however, that for purposes of avoiding the issuance of fractional RSUs, on each dividend payment date the additional RSUs issued as dividend equivalents shall be rounded up to the nearest whole number. All such additional RSUs received as dividend equivalents shall be fully vested upon issuance, and shall be converted into Shares on the basis and at the time set forth in Section 7 hereof.

7. Conversion of RSUs and Issuance of Shares. The Director shall receive one Share for each vested RSU on the date that is as soon as administratively feasible, but not more than 90 days, following a Change in Control (provided such acceleration is permissible under Code Section 409A), the Director’s death or other termination of service as a member of the Board and cessation of all contractual relationships as an independent contractor with the Company (or any other entity which would be treated as a single employer with the Company under Code Section 414(b) or 414(c)) which causes the Director to experience a “separation from service” within the meaning of Code Section 409A; provided, however, that in the event the Company determines that the Director is a “specified employee” under Code Section 409A (or successor provision) and that such distribution is subject to Code Section 409A(a)(2)(B), the issuance of the Director’s Shares will be suspended until six months after the Director’s separation from service, or if earlier, the Director’s death. Until such time as the Director’s RSUs have been converted into Shares pursuant to this Section 7, the RSUs will not carry any of the rights of share ownership and will not be entitled to vote or receive dividends (other than the right to receive dividend equivalents).

8. Limitations on Transfer. The Award shall not be sold, assigned, transferred, exchanged or encumbered by the Director other than pursuant to the terms of the Plan.

9. Service as a Member of the Board. Nothing in this Agreement, the Plan or the Award Letter shall give the Director any claim or right to continue as a member of the Board.
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10. Governing Law; Venue; Jurisdiction. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Director, as a condition of this Agreement, consents to the personal jurisdiction of that court. If any provision of this Agreement, the Award Letter or the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, the Award Letter or the Plan, and the Agreement, the Award Letter and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11. Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

12. Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. This Agreement, the Plan and the Award Letter embody the entire agreement and understanding between the Company and the Director pertaining to this grant of RSUs and supersede all prior agreements and understandings (oral or written) between them relating to the subject matter hereof. The Company or a third party designated by the Company may deliver to the Director by electronic means any documents related to his or her participation in the Plan. The Director acknowledges receipt of a copy of the Plan and the Award Letter.

[End of Agreement]
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